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                                                                      EXHIBIT 11

                VALUEVISION INTERNATIONAL, INC. AND SUBSIDIARIES

                   Computation of Net Income (Loss) Per Share






                                               Three Months Ended April 30,
                                               ----------------------------
                                                    1997          1996
                                                ------------  ------------

 Net income (loss)                              $ (1,761,237) $ 16,453,410
                                                ============  ============

 Weighted average number of common
 shares outstanding                               28,781,049    29,352,137

 Shares assumed to be issued upon the
 exercise of common stock options and
 warrants under the treasury stock method          4,327,921     1,064,290
                                                ------------  ------------

 Weighted average number of common
 and dilutive common equivalent shares
 outstanding                                      33,108,970    30,416,427
                                                ============  ============

 Net income (loss) per common and
 dilutive common equivalent share               $      (0.05) $       0.54
                                                ============  ============